COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release February 1, 2010

COACHMEN INDUSTRIES, INC. ANNOUNCES MUCH-IMPROVED FOURTH QUARTER 2009 RESULTS

Elkhart, IN - Coachmen Industries, Inc. (OTC:COHM.PK) today announced its financial results for the fourth quarter of 2009, ending December 31, 2009.

“The housing markets may have stopped their freefall, but they have not yet begun to improve. Quarterly sales in our primary housing business were 44% less than what they were in the same quarter in 2008,” commented Richard M. Lavers, President and Chief Executive Officer.  “Nonetheless, we improved our gross profit more than 31 times year over year, and our losses in the fourth quarter were about 1/6th of the prior year’s loss. Our Specialty Vehicles business is showing significant growth, with quarterly sales revenue up more than 365% as compared to the same quarter last year. These improvements show that we remain headed in the right direction, despite general economic conditions.”

Net sales from continuing operations for the fourth quarter were $15.5 million compared to $18.9 million reported for the same period in 2008. Gross profits for the quarter were up to $1.13 million or 7.3% of revenues, compared to a gross profit of $36,000 or 0.19% of revenues for the fourth quarter of 2008. The Company reported a net loss from continuing operations of ($3.06) million, or ($0.19) per share, versus a net loss from continuing operations of ($19.1) million, or ($1.21) per share in the fourth quarter of 2008.    Net loss, including discontinued operations, was ($2.87) million, or ($0.18) per share in the fourth quarter of 2009, versus a net loss of ($52.9) million, or ($3.35) per share in the fourth quarter of 2008.

Housing Group

“While the Housing Group's single-family homes business remains adversely affected by the nationwide housing market, we have been successful at receiving contracts for several major projects, which are reflected in our fourth quarter results,” commented Housing Group President Rick Bedell. “We continue to pursue a number of major project opportunities, and expect that these opportunities will help us better utilize our factories when the slump in the single-family housing market ends.”

Coachmen Industries, Inc. Announces Much Improved Fourth Quarter 2009 Results

February 1, 2010

Specialty Vehicle Group

“While sales of the Spirit of Mobility buses produced for our joint venture ARBOC Mobility remain relatively modest, we are achieving continuous increases in orders and shipments.  Our sales in this business segment were up more than four and one half times as compared to the fourth quarter of 2008.  We expect this segment of our business will continue to grow during 2010,” stated Lavers.

Coachmen Industries, Inc., doing business as All American Group, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For financial information:
Colleen A. Zuhl
Chief Financial Officer
574-266-2500

For investor information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500

Coachmen Industries, Inc. Announces Much Improved Fourth Quarter 2009 Results

February 1, 2010

Coachmen Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$15,535	$18,859	$60,623	$119,596

Gross profit (loss) - $	1,132	36	(1,036)	17,379

Pre-tax income (loss) from continuing operations	(3,388)	(20,619)	(17,554)	(20,218)

NNet income (loss) from continuing operations	(3,061)	(19,080)	(17,208)	(18,679)

Income (loss) from discontinued operations	190	(33,823)	15,507	(50,323)

Net (loss)	(2,870)	(52,903)	(1,701)	(69,002)

Net (loss) per share - Basic & Diluted	$(0.18)	$(3.35)	$(0.11)	$(4.37)

Weighted average shares outstanding - Basic	16,134	15,833	16,073	15,799
Weighted average shares outstanding - Diluted	16,134	15,833	16,073	15,799

Condensed Segment Data – Continuing Operations
(Unaudited)  (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales
Specialty Vehicles	$5,605	$1,197	$13,493	$2,405
Housing	9,930	17,662	47,130	117,191

Consolidated total	$15,535	$18,859	$60,623	$119,596

Gross profit
Specialty Vehicles	$641	$(249)	$310	$(635)
Housing	540	285	(1,275)	18,014
Other	(49)	-	(71)	-

Consolidated total	$1,132	$36	$(1,036)	$17,379

Pre-tax income (loss) from continuing operations
Specialty Vehicles	$334	$(250)	$(856)	$(635)
Housing	(2,547)	(3,656)	(13,914)	1,324
Other	(1,175)	(16,713)	(2,784)	(20,907)

Consolidated total	$(3,388)	$(20,619)	$(17,554)	$(20,218)

Coachmen Industries, Inc. Announces Much Improved Fourth Quarter 2009 Results

February 1, 2010

 Coachmen Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
Assets	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$6,352	$15,745
Restricted Cash	10,191	1,600
Receivables	4,589	6,503
Inventories	21,566	19,910
Prepaid expenses and other current assets	10,923	8,862
Total current assets	53,621	52,620

Property, plant and equipment, net	28,787	30,922
Other	7,641	23,862
TOTAL ASSETS	$90,049	$107,404

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Short-term borrowings & current portion of LT debt	$369	$819
Accounts payable, trade	9,132	11,414
Accrued expenses and other liabilities	12,624	32,597
Floorplan notes payable	-	3,096
Total current liabilities	22,125	47,926

Long-term debt	2,828	2,190
Other long-term liabilities	3,709	4,599
Total liabilities	28,662	54,715

Total shareholders' equity	61,387	52,689

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$90,049	$107,404

Condensed Consolidated Statements of Cash Flows
(Unaudited)  (in thousands)

	Twelve Months Ended December 31,
	2009	2008

Net (loss)	$(1,701)	$(69,002)
Depreciation and amortization	3,514	4,225
Changes in current assets and liabilities	(24,282)	55,169
Net cash used in operating activities	(22,469)	(9,608)

Net cash provided by investing activities	7,696	15,686

Net borrowings	5,405	8,037
Issuance (purchase) of stock	(25)	81
Net cash provided by financing activities	5,380	8,118

Increase (decrease) in cash and cash equivalents	(9,393)	14,196

Beginning of period cash and cash equivalents	15,745	1,549

End of period cash and cash equivalents	$6,352	$15,745